EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the "Agreement") is entered into effective as of March 7, 2006 (the “Effective Date”), between W. Reed Williams (hereinafter "Williams") and Frontier Oil Corporation (hereinafter together with its subsidiaries and affiliates referred to as "Frontier"). The parties to this Agreement may be collectively referred to herein as "the parties."

Recitals

A. Williams has been employed by Frontier as Executive Vice President - Refining and Marketing Operations for Frontier.

B. Williams has requested, and Frontier accepts, Williams’ request for early retirement.

C. This Agreement sets forth the terms and conditions of Williams’ separation of employment with Frontier, as well as the benefits to be received by Williams and his post-separation obligations to Frontier.

D. This Agreement shall bind and benefit the heirs, personal representatives, administrators, successors and assigns of the parties.

Agreement

The parties contract and agree as follows:

1.  Resignation by Williams. The parties agree that Williams' employment by Frontier shall terminate effective as of the close of business on March 31, 2006 (the “Resignation Date”). The execution of this Agreement shall serve as the resignation by Williams as an officer and employee of Frontier as of the Resignation Date. Notwithstanding the Resignation Date, Williams agrees that Frontier may announce Williams’ resignation, as well as his replacement, prior to the Resignation Date. Williams further agrees to cooperate in the transition of his duties to his replacement during the period between the announcement of Williams’ replacement and the Resignation Date.

2.  Payment of Salary. Upon the Resignation Date, Frontier shall pay Williams all accrued but unpaid salary, wages, and bonuses earned as of the Resignation Date, as well as any earned but unused vacation pay. The parties acknowledge and agree that as of the Resignation Date, Williams has four (4) weeks of earned but unused vacation pay. The parties acknowledge that Williams is a participant in Frontier’s 401(k) and deferred compensation plans and agree that sums held in those plans shall be determined and distributed in accordance with the terms of the respective plans.

3.  Consideration for Agreement. In consideration of the release, promises and covenants set forth herein, Frontier agrees to provide Williams with the following consideration:

3.1  Stock Option Expiration. All options to purchase the stock of Frontier held by Williams are listed below together with the applicable purchase prices per share. Provided he is not in default hereunder and has not exercised his revocation rights as provided in paragraph 10.5 hereof, Williams shall have twelve (12) months from the Resignation Date to exercise such options.

Grant Date	No. of Shares	Strike Price
2/20/03	62,500	$8.325

3.2  Restricted Stock. All restricted stock which has been granted to Williams pursuant to the following grants shall vest as of the Resignation Date provided Williams has not exercised his revocation rights as provided under paragraph 10.5 of this Agreement.

Grant Date	Total Granted Share	Vesting Dates: 3/13/06	Vesting Dates: 3/13/07	Vesting Dates: 1/1/08	Vesting Dates: 3/13/08	Vesting Dates: 3/13/09	Total Vesting Shares
3/13/05	10,212	2,553	2,553	---	5,106	---	10,212
3/13/06(1)(2)	3,449	---	862	---	862	1,725	3,449 (1)(2)
3/13/06(1)(3)	13,220	---	---	13,220	---	---	13,220 (1)(3)

Total Shares	26,881	2,553	3,415	13,220	5,968	1,725	26,881
Dollar Value (4)		$127,650	$170,750	$661,000	$298,400	$86,250	$1,344,050
Notes:

(1) Grants approved at Compensation Committee meeting dated 2/21/06, but grant letters not yet issued.
(2) Shares granted as a component of 2005 incentive bonus.
(3) Shares granted in relation to 2005 Long Term Incentive Plan, but grant letters not yet issued.
(4) Calculation based on price of approximately $50.00 per share.

3.3  Group Medical. Upon expiration of Williams’ coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. §§ 1161-1168 (“COBRA”), Williams and his wife shall be covered by Frontier’s Executive Retiree Medical Plan (“Medical Plan”) (See Exhibit A) as of the date COBRA continuation coverage ceases and shall be eligible under this Agreement to continue coverage under the Medical Plan until Williams reaches age 65 and for his wife until she reaches age 65 (the “Additional Coverage Term”) under the following conditions:

(a)  Williams qualifies for the “Minimum Benefit” coverage provided by the Medical Plan.

(b)  No dependent may be added during the Additional Coverage Term.

(c)  Coverage for the Additional Coverage Term shall remain in effect only if Williams timely remits to the Frontier group health plan payment of the monthly premium for the plan coverage.

(d)  The monthly premium shall be as provided in the Executive Retiree Medical Plan and communicated annually to Williams by Frontier. Any premium change shall be assessed prospectively only.

(e)  If Williams or his wife becomes entitled to participate in any other health plan, e.g., through an employer group health plan or a governmental program such as Medicare, that provides substantially similar benefits and coverage as provided under the Medical Plan, coverage for the affected individual under the Medical Plan shall terminate immediately, retroactive to the date the affected individual became entitled to participate in such other health plan.

(f)  Coverage for Williams’ wife shall cease immediately upon divorce from Williams, retroactive to the date of divorce.

(g)  Coverage for Williams and his wife shall cease immediately if Williams breaches any of the restrictive covenants contained in paragraph 8 of this Agreement, retroactive to the date of breach.

(h)  Williams acknowledges and agrees that during the Additional Coverage Term, Frontier reserves the right to amend or terminate the Medical Plan or increase the active employee premium to be paid at Frontier’s discretion, to the extent that such changes are not limited to Williams and other participants receive continuation coverage pursuant to a substantially similar increase or revision of the Medical Plan. Under this Agreement, Frontier will provide Williams with two (2) months advance notice prior to any decision to amend or terminate the Medical Plan or increase the premium to be paid.

3.4  Houston Apartment Lease. With respect to any remaining monthly payments on Williams’ existing lease of his Houston, Texas apartment, Williams shall submit such payments to Frontier for reimbursement as travel and entertainment expenses.

3.5  Private Club Membership. Frontier agrees to pay the amount required to transfer the Valley Country Club membership to Williams in order for him to continue his membership with the club. Williams shall be solely responsible for any monthly country club charges and dues that may accrue after his Resignation Date.

3.6  Cell Phone. Frontier agrees that Williams may retain his company-issued cell phone and cell phone number following his resignation, with service to be transferred to a provider designated by Williams. Following the Resignation Date, Williams shall be solely responsible for all cell phone service fees and charges.

4.  Williams Release. Williams, for himself, his heirs, executors, administrators, successors and assigns, does hereby fully and unconditionally release, discharge and covenant to hold harmless Frontier and its respective predecessors, successors, assigns, parent companies, subsidiaries, affiliates, general and limited partners, agents, attorneys, officers, directors, shareholders, employees, independent contractors, consultants, representatives and insurers (hereinafter collectively referred to as "Frontier Releasees") from any and all "causes of action" arising from, relating or attributable in any manner to: (a) Williams' employment relationship with Frontier; (b) Williams' termination from employment with Frontier; and (c) any and all acts, omissions, conduct or representations of Frontier, its officers, directors, shareholders, and employees prior to the date of execution of this Agreement; provided, however, that nothing in this paragraph 4 shall be construed to release Frontier from any liability arising under this Agreement.

4.1  It is expressly agreed that nothing in the foregoing release shall be interpreted to release any indemnification provisions applicable to Williams in the articles of incorporation or bylaws of Frontier, nor to terminate the benefits that would otherwise be available under the Indemnification Agreement, dated July 16, 2000, between Williams and Frontier or under any applicable directors' and officers' liability insurance policies with respect to Williams's service as an officer of Frontier.

5.  Frontier Release. Frontier, for itself, is respective predecessors, successors, assigns, parent companies, subsidiaries, agents, attorneys, officers, directors, shareholders, employees, independent contractors, consultants, representatives and insurers does hereby fully and unconditionally release, discharge and covenant to hold harmless Williams, his agents, attorneys, heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as "Williams Releasees") from any and all "causes of action" arising from, relating or attributable in any manner to: (a) Williams' employment relationship with Frontier; (b) Williams' termination from employment with Frontier; and (c) any and all acts, omissions, conduct or representations of Williams prior to the date of execution of this Agreement.

5.1  It is expressly agreed that nothing in the foregoing release shall be interpreted to release Williams from any liability arising under this Agreement or for any fraudulent or criminal conduct that occurred prior to the date of execution of this Agreement.

6.  Causes of Action. "Causes of action" as used in paragraphs 4 and 5 of this Agreement shall mean all claims, demands, charges of discrimination, administrative complaints, lawsuits, judgments, liens, damages, causes of action, suits, rights, demands, debts and expenses (including attorneys' fees and costs actually incurred), liabilities and obligations of any kind and nature whatsoever, whether intentional or negligent, known or unknown, suspected or unsuspected, in law or in equity, individually or as part of a class action, including any and all known and unknown, foreseen or unforeseen injuries, damages and losses, including without limitation, physical, emotional, psychological or personal injuries, death, pecuniary losses, increased risk of harm or death, medical and rehabilitative expenses, loss of fringe benefits, loss of services, loss of income, loss of enjoyment of life, loss of reputation, loss of consortium, pain and suffering, compensatory damages, punitive damages, or damages to property, and the consequences thereof, occurring prior to the date of execution of this Agreement. The term "causes of action" includes all claims arising under any constitution, federal, state or local laws, including, but not limited to the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Civil Rights Acts of 1866, 1871, 1964 and 1991; the Colorado Civil Rights Act; the Family and Medical Leave Act; the Older Workers Benefit Protection Act of 1990; and any claims or causes of action arising from any theory under common law, including but not limited to, breach of contract; breach of covenant of good faith and fair dealing; breach of fiduciary duty; defamation; intentional interference with prospective business advantage; misrepresentation; negligence; promissory estoppel; unjust enrichment; wrongful discharge, and any claims under applicable corporations laws.

7.  Confidential Information. Williams acknowledges that in connection with his employment with Frontier, he has had access to financial, operating, technical and other information concerning Frontier and its refining and marketing operations which has not been previously made available to the public (hereinafter "Confidential Information"). Williams warrants, covenants and agrees that prior to his Resignation Date, (a) he has returned to Frontier any documents, reports, manuals, drawings, computer programs, computer output, client information, customer or vendor lists, summaries, contracts, forms, memoranda, photographs, maps, magnetic tapes, computer discs or any other material containing Confidential Information which was received by Williams in the course of his employment with Frontier and in his possession at the time of the termination of such employment and (b) he has disclosed and provided Frontier with the opportunity to pursue any and all business opportunities relating in any way to the petroleum refining and marketing business as understood in its most general sense or about which Williams became aware as a result of his employment with Frontier (“Corporate Opportunities”) and (c) he has not personally taken advantage of any such Corporate Opportunities and, if he has done so, he agrees that such Corporate Opportunities shall be deemed to be held in constructive trust on behalf of Frontier.

7.1  Notwithstanding the foregoing, Frontier shall allow Williams to remove a copy of his list of personal and business contacts, as well as his “Personal Links” or “Favorites” Internet list.

7.2   Upon Williams’ return of all Confidential Information, Frontier shall provide Williams with a written acknowledgment of receipt of Confidential Information.

8.  Covenants and Warranties of Williams. Williams warrants, covenants and agrees that he will not, without Frontier's prior written approval, at any time within two (2) years of the date of this Agreement:

8.1  Make use of any Confidential Information or Corporate Opportunities belonging to Frontier, either individually or with any other person, whether as a principal, agent, shareholder, officer, advisor, manager, employee or otherwise;

8.2  Directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business (including by himself or through any other entity) competing or taking action to prospectively compete with the petroleum refining and marketing businesses of Frontier or its subsidiaries in the states of Wyoming, Utah, Montana, Colorado, New Mexico, Oklahoma, Nebraska, Kansas, Missouri, North Dakota, South Dakota or Iowa. Nothing herein shall prohibit Williams from being a passive owner of not more than 2% of the outstanding stock of a corporation that is publicly traded, so long as Williams has no active participation in the business of such corporation. Additionally, nothing herein shall prohibit Williams from working as an Adizes management consultant or as a consultant for insurance claims; and

8.3  Recruit or hire, or attempt to recruit or hire, any employee of Frontier with whom Williams had contact during Williams’ last twenty-four (24) months of employment with Frontier. For the purposes of this subparagraph 8.3, “contact” means any interaction whatsoever between Williams and the other employee.

Williams acknowledges and agrees that the restrictive covenants set forth in the above subparagraphs are justified by Williams’ status as a former executive of Frontier and for the protection of Frontier’s trade secrets. Williams further acknowledges and agrees that the duration and geographic scope of these restrictive covenants are, in light of Williams’ position and access to Frontier’s trade secrets, reasonable and necessary.

9.  Cooperation. Williams agrees to make himself reasonably available to Frontier to respond to requests by the company for information pertaining to or relating to Frontier which may be within the knowledge of Williams. Williams will cooperate fully with Frontier in connection with any and all existing or future litigation or investigations brought by or against Frontier, whether administrative, civil or criminal in nature. Frontier will reimburse Williams for all reasonable expenses incurred as a result of such cooperation. Williams agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against Frontier and/or any officer, director, employee, agent, representative, shareholder or attorney of Frontier, unless under a subpoena or other court order to do so. In all matters, Williams is expected to testify truthfully.

10.  Acknowledgments and Agreements of Williams. Williams acknowledges and agrees that:

10.1  Among the claims which he is releasing by this Agreement are claims for age discrimination under the Age Discrimination in Employment Act;

10.2  In return for this Agreement and the consideration provided herein, he is receiving benefits beyond that which he was already entitled to receive before entering into this Agreement;

10.3  He was given a copy of this Agreement on or before March 7, 2006, and informed that he had 21 days within which to consider this Agreement;

10.4  He was orally advised by Frontier, and he is advised in writing by this Agreement, to consult with an attorney before signing this Agreement; and

10.5   He was informed that he has seven (7) days following the date he executes this Agreement in which to revoke this Agreement.

10.6  Any revocation of this Agreement by Williams must be in writing and hand-delivered to Frontier during the seven-day revocation period. This Agreement shall become effective and enforceable seven (7) days following execution of this Agreement by Williams, unless it is revoked during the seven-day revocation period.

11.  Entire Agreement. This Agreement constitutes the entire agreement between the parties on the subject matter hereof and supersedes and replaces any and all understandings, obligations, representations and agreements, whether written or oral, express or implied. Any amendment, modification or additions to this Agreement must be reduced to writing and signed by both parties to be effective.

12.  Segregation. In the event any provision of this Agreement is found to be illegal or unenforceable, such provision will be severed and/or modified to the extent necessary to make it enforceable, and as so severed and/or modified, the remainder of this Agreement shall remain in full force and effect.

13.  Voluntary Agreement. The parties have read this Agreement and have freely and voluntarily entered into the Agreement. Each party has received the advice of legal counsel of their own choosing, and each party states that it is fully aware of the contents of this Agreement and its legal meaning and effect. Each party confirms that such party has executed this Agreement free from duress, undue influence, or promise not set forth in this Agreement.

14.  Effect of Breach. Except as otherwise provided herein, the parties agree that the breach by any party of any provision of this Agreement shall not impair the validity of this Agreement and that the remedies for any such breach shall be limited to damages against the breaching party for such breach or specific performance of the obligations hereunder of the breaching party. In addition, because an award of money damages (whether pursuant to the foregoing sentence or otherwise) would be inadequate for any breach of this Agreement by the parties and any such breach would cause the non-breaching party irreparable harm, the parties also agree that, in the event of any breach or threatened breach of this Agreement, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to the non-breaching party.

15.  Colorado Law. Colorado law shall govern the interpretation of this Agreement.

16.  Counterparts. This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all parties, notwithstanding that all of the parties are not signatories to the original or the same counterpart.

The parties have executed this Agreement as of the Effective Date.

_____________________________________
W. Reed Williams

FRONTIER OIL CORPORATION

By: ___________________________________
Title: ___________________________________